Exhibit 99.1

China GengSheng Minerals Reports First Quarter 2012 Financial Results

GONGYI, China, May 15, 2012 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy- efficient materials for a variety of industrial applications, today announced its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights:

  Revenue decreased 15.3% year-over-year to approximately $13.7 million.

  Refractories sales were approximately $9.9 million, compared with approximately $9.9 million in the first quarter of 2011.

  Fine precision abrasives product sales were approximately $2.4 million, compared with approximately $819,000 in the first quarter of 2011.

  Fracture proppant sales were approximately $998,000, compared with approximately $5.2 million in the first quarter of 2011.

  Gross profit was approximately $2.7 million, or 19.8% of total sales, compared with approximately $4.3 million, or 26.5% of total sales in the same period a year ago.

  Total operating expenses increased to approximately $4.4 million, compared with approximately $3.6 million in the first quarter of 2011.

  Net loss attributable to the Company was approximately $2.9 million, or $0.11 per share, compared with net loss of approximately $80,000, or $0.003 per share in the first quarter of 2011.

  As of March 31, 2012, the Company had cash and cash equivalents of approximately $2.7 million, total equity of approximately $51.1 million and working capital of approximately $8.4 million.

“We experienced a disappointing quarter as a result of weak sales in fracture proppants segment. The continued slowdown in the steel industry also had an unfavorable impact on us.” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “While financing costs and operating expenses weighed on our results for the first quarter of 2012, we continue to work towards increasing sales and improving profitability thus create sustainable value for our shareholders.”

Financial Results for the Three Months Ended March 31, 2012

For the first quarter of 2012, sales revenue was approximately $13.7 million, a decrease of 15.3%, compared with approximately $16.2 million in the first quarter of 2011. The decrease was mainly attributable to the decreased sales from the fracture proppant segments.

  Sales of the Company’s core refractory products totaled approximately $9.9 million, or 72.5% of total sales, nearly flat compared with the first quarter of 2011.

  Sales of fracture proppant products totaled approximately $998,000, or 7.3% of total sales, a decrease of 80.8%, compared with approximately $5.2 million in the first quarter of 2011. The year-over-year decrease in fracture proppant products sales was mainly due to the decreased sales in the U.S. market as we were unable to sell directly to the end users.

  Sales of fine precision abrasives products totaled approximately $2.4 million, compared with approximately $819,000 in the first quarter of 2011. The increase in sales revenue was primarily due to the increased sales to a major customer.

  Sales of industrial ceramics were approximately $332,000, compared with approximately $230,000 in the first quarter of 2011.

Cost of goods sold totaled approximately $11.0 million, a decrease of 7.6%, compared with approximately $11.9 million in the same period of 2011. The decrease in cost of goods sold was a result of the decrease in total revenue.

Gross profit for the three months ended March 31, 2012 was approximately $2.7 million, or 19.8% of revenue, compared with approximately $4.3 million, or 26.5% of revenue in the first quarter of 2011. The decrease in gross profit and gross profit margin for the quarter was mainly attributable to the higher raw material costs and energy costs compared with the same period in 2011.

General and administrative expenses increased by approximately $224,000 to approximately $1.7 million for the first quarter in 2012, from approximately $1.5 million in the same period in 2011. The increase was primarily due to higher preliminary expenses related to our new fracture proppants production facility and higher professional service fees.

Selling expenses increased by approximately $509,000 to approximately $2.5 million in the first quarter of 2012, compared with approximately $2.0 million in the same period in 2011. The increase in selling expenses was primarily attributable to the increase in the allowance for doubtful accounts and higher transportation expenses compared to the same period in 2011.

Finance costs increased by approximately $784,000, or 81.2% to approximately $1.8 million in the first quarter of 2012, from approximately $966,000 in the same period in 2011. The significant increase was primarily attributable to an increase of approximately $709,000 in bills discounting charges as we discounted more bills receivable instead of holding them to maturity; and an increase of approximately $76,000 in interest expenses as we increased borrowing activities in the first quarter of 2012.

Net loss attributable to Company's common stockholders was approximately $2.9 million, or $0.11 per share, compared with approximately $80,000, or $0.003 per share in the same period in 2011. The net loss for the quarter was primarily attributable to the factors described above.

As of March 31, 2012, the Company had cash and cash equivalents totaling approximately $2.7 million, working capital of approximately $8.4 million and total equity of approximately $51.1 million.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,696,810	$3,594,361
Restricted cash	31,369,567	21,094,008
Trade receivables, net	48,017,132	49,167,748
Bills receivable	10,963,021	6,331,997
Other receivables and prepayments, net	10,490,196	8,451,185
Advances to senior management	-	360,162
Inventories, net	21,278,336	16,956,582
Deferred tax assets, net of valuation allowance	-	-

Total current assets	124,815,062	105,956,043

Deposit for acquisition of a non-consolidated affiliate, net	1,098,285	1,092,041
Deposits for acquisition of land use right, property, plant and equipment	622,431	618,892
Goodwill, net	-	-
Intangible assets, net	-	-
Property, plant and equipment, net	37,835,572	37,164,849
Land use rights	3,134,281	3,137,961

TOTAL ASSETS	$167,505,631	$147,969,786

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$20,038,621	$18,671,086
Bills payable	15,434,250	16,385,340
Other payables and accrued expenses	5,690,863	8,877,407
Deferred revenue - Government grants	461,999	443,632
Provision for warranty	167,698	184,778
Income taxes payable	72,091	218,038
Non-interest-bearing loans	3,635,263	3,318,472
Collateralized short-term bank loans	67,639,532	45,974,022
Loan from a third party	3,166,000	-
Deferred tax liabilities	125,397	112,625
Warrant liabilities	-	-

TOTAL LIABILITIES	116,431,714	94,185,400

COMMITMENTS AND CONTINGENCIES

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets (Cont’d)

	As of	As of
	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value per share; authorized 50,000,000 shares in 2012 and 2011, none issued and outstanding	$-	$-
Common stock - $0.001 par value per share; authorized 100,000,000 shares in 2012 and 2011, issued and outstanding 26,803,044 shares in 2012 and 2011	26,803	26,803
Additional paid-in capital	28,197,310	28,197,310
Statutory and other reserves	8,110,972	8,110,972
Accumulated other comprehensive income	7,895,699	7,713,341
Retained earnings	6,628,728	9,541,560

Total China GengSheng Minerals, Inc. stockholders' equity	50,859,512	53,589,986
NONCONTROLLING INTEREST	214,405	194,400

TOTAL EQUITY	51,073,917	53,784,386

TOTAL LIABILITIES AND EQUITY	$167,505,631	$147,969,786

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three months ended March 31,
	(Unaudited)
	2012	2011
Sales revenue	$13,710,663	$16,183,829
Cost of goods sold	10,994,309	11,896,194

Gross profit	2,716,354	4,287,635

Operating expenses
General and administrative expenses	1,728,711	1,504,218
Research and development expenses	162,996	141,327
Selling expenses	2,480,591	1,971,935

Total operating expenses	4,372,298	3,617,480

(Loss) income from operations	(1,655,944)	670,155

Other (expenses) income
Government grant income	385,314	883
Guarantee income	153,554	87,296
Guarantee expenses	(129,178)	(87,515)
Interest income	52,574	119,488
Change in fair value of warrant liabilities	-	260,000
Other income (expenses)	5,939	(34,189)
Finance costs	(1,750,192)	(965,732)

Total other expenses	(1,281,989)	(619,769)

(Loss) income before income taxes and noncontrolling interest	(2,937,933)	50,386
Income taxes	(12,348)	(136,171)

Net loss before noncontrolling interest	(2,950,281)	(85,785)
Net loss attributable to noncontrolling interest	37,449	5,851

Net loss attributable to Company’s common stockholders	$(2,912,832)	$(79,934)

Net loss before noncontrolling interest	$(2,950,281)	$(85,785)
Other comprehensive income
Foreign currency translation adjustments	239,812	204,844

Comprehensive (loss) income	(2,710,469)	119,059
Comprehensive (income) loss attributable to noncontrolling	(20,005)	5,851

Comprehensive (loss) income attributable to Company’s common stockholders	$(2,730,474)	$124,910

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Cont’d)

	Three months ended March 31,
	(Unaudited)
	2012	2011
Loss per share - Basic and diluted attributable to Company’s common stockholders	$(0.11)	$(0.003)

Weighted average number of shares - Basic and diluted	26,803,044	26,627,719

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	(Unaudited)
	2012	2011
Cash flows from operating activities
Net loss before noncontrolling interest	$(2,950,281)	$(85,785)
Adjustments to reconcile net loss before noncontrolling interest to net cash flows used in operating activities:
Depreciation	725,675	500,644
Amortization of land use rights	21,649	5,514
Amortization of intangible assets	-	19,025
Deferred taxes	12,348	162,168
Loss on disposal of property, plant and equipment	447	-
Guarantee expenses	129,178	-
Guarantee income	(153,554)	-
Allowance for doubtful accounts	304,678	250,783
Deferred revenue amortized	-	(45,660)
Change in fair value of warrant liabilities	-	(260,000)
Exchange gain	(55,660)	-
Changes in operating assets and liabilities:
Restricted cash	(118,875)	(6,810,950)
Trade receivables	1,445,883	3,242,541
Bills receivable	(4,622,703)	(273,579)
Other receivables and prepayments	(2,437,411)	(4,509,546)
Advances to senior management	362,678	-
Inventories	(4,230,052)	(2,435,941)
Other payables and accrued expenses	(3,217,498)	946,972
Trade payables	1,273,464	2,164,614
Bills payable	(1,024,020)	6,810,950
Provision for warranty	(18,160)	-
Income taxes payable	(147,063)	(141,148)
Net cash flows used in operating activities	(14,699,277)	(459,398)
Cash flows from investing activities
Payments for deposits of acquisition of land use right, property, plant and equipment	-	(1,508,148)
Payments for acquisition of property, plant and equipment	(1,196,013)	(1,849,334)
Net cash flows used in investing activities	(1,196,013)	(3,357,482)

Cash flows from financing activities
Net proceeds from issuance of shares	-	9,258,466
Restricted cash	(10,048,900)	(7,193,779)
Proceeds from bank loans	24,361,925	19,299,987
Repayment of bank loans	(2,932,250)	(6,544,600)
Proceeds from non-interest-bearing loans	642,137	-
Repayment of non-interest-bearing loans	(375,884)	(478,016)
Loan from a third party	3,170,000	-
Government grant received	171,180	-
Net cash flows provided by financing activities	14,988,208	14,342,058

Effect of foreign currency translation on cash and cash equivalents	9,531	21,819

Net (decrease) increase in cash and cash equivalents	(897,551)	10,546,997
Cash and cash equivalents - beginning of period	3,594,361	925,052

Cash and cash equivalents - end of period	$2,696,810	$11,472,049

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$688,791	$965,732
Income taxes	$158,232	$114,639

Non-cash operating and investing activities:-
Proceeds from disposal of property, plant and equipment settled by offsetting trade payables	$11,095	$-